Exhibit 3.1

ARTICLES OF INCORPORATION

OF

FIRST NATIONAL CORPORATION

(restated in electronic format only as of March 30, 2005)

1.

The name of the corporation is

FIRST NATIONAL CORPORATION.

2.

The purpose of the corporation is to conduct any business not required to be specifically stated herein.

3.

The aggregate number of shares of stock which the Corporation shall have authority to issue and the par value per share is as follows:

Class	Number of Shares	Par Value
Common Stock	8,000,000	$1.25

4.

No stockholder shall have the preemptive right to subscribe to additional shares of capital stock of the corporation or to securities convertible into such shares or to options, warrants or rights to subscribe to such shares.

5.

The initial number of the directors shall be ten.  Their names and addresses are:

Name	Address
Douglas C. Arthur	RFD 3 Strasburg, Virginia 22657
Noel M. Borden	111 South Massanutten Street Strasburg, Virginia 22657
Byron A. Brill	Route 1, Box 38 A Stephens City, Virginia 22655
James J. Crawford	117 High Street Strasburg, Virginia 22657
Warren B. French, Jr.	Ox Road Edinburg, Virginia 22824
George S. Hinkins, Jr.	East Buttercup Strasburg, Virginia 22657

Name	Address
Edward L. Hopewell	West Queen Street Strasburg, Virginia 22657
Ronald F. Miller	3484 Forest Ridge Road Winchester, Virginia 22601
Charles Platt	Brown Street Strasburg, Virginia 22657
Donald E. Sager	RFD 2 Strasburg, Virginia 22657

6.

The initial registered office of the corporation shall be located at 100 West King Street, Strasburg, Virginia, in the County of Shenandoah, and the initial registered agent shall be Ronald F. Miller, who is a resident of Virginia and a director of the corporation and whose business address is the same as the address of the initial registered office of the corporation.

7.

No director of the corporation shall be removed from his office as a director except by the affirmative vote of the holders of 80 percent of the shares of the corporation’s capital stock, issued, outstanding and entitled to vote.  The provisions shall in no way restrict the right of the Board of Directors to prescribe mandatory retirement ages for Directors and/or Officers, by appropriate amendment to the Bylaws, as the needs of the corporation shall from time to time require.

8.

Except as set forth below, the affirmative vote of holders of 80 percent of the shares of the corporation’s stock, issued, outstanding and entitled to vote shall be required to approve any of the following:

(a)

any merger or consolidation of the corporation with or into any other corporation; or

(b)

any share exchange in which a corporation, person or entity acquires the issued or outstanding shares of capital stock of the corporation pursuant to a vote of shareholders; or

(c)

any issuance of shares of the corporation that results in the acquisition of control of the corporation by any person, firm or corporation or group of one or more thereof that previously did not control the corporation; or

(d)

any sale, lease, exchange, mortgage, pledge or other transfer, in one transaction or a series of transactions, of all, or substantially all, of the assets of the corporation to any other corporation, person or entity; or

(e)

the adoption of a plan for the liquidation or dissolution of the corporation proposed by any other corporation, person or entity; or

(f)

any proposal in the nature of a reclassification or reorganization that would increase the proportionate voting rights of any other corporation, person or entity; or

(g)

any transaction similar to, or having similar effect as, any of the foregoing transactions,

if, in any such case, as the record date for the determination of shareholders entitled to notice thereof and to vote thereon, such other corporation, person or entity is the beneficial owner, directly or indirectly, of more than 5 percent of the shares of capital stock of the corporation issued, outstanding and entitled to vote.

If any of the transactions identified above in this Section 8 is with a corporation, person or entity that is not the beneficial owner, directly or indirectly, of more than 5 percent of the shares of capital stock of the corporation issued, outstanding and entitled to vote, then the affirmative vote of holders of more than two-thirds of the shares of the corporation’s capital stock issued, outstanding and entitled to vote shall be required to approve any of such transactions.

The Board of Directors of the corporation shall have the power and duty to determine, for purposes of this Section 8, on the basis of information known to the Board, if and when such other corporation, person or entity is the beneficial owner, directly or indirectly, of more than 5 percent of the shares of capital stock of the corporation issued, outstanding and entitled to vote and/or if any transaction is similar to, or has a similar effect as, any of the transactions identified above in this Section 8.  Any such determination shall be conclusive and binding for all purposes of this Section 8.  The provisions of this Section 8 shall not apply to any transaction which is approved in advance by a majority of those Directors (a) who were Directors before the corporation, person or entity acquired beneficial ownership of 5 percent or more of the shares of capital stock of the corporation and who are not affiliates of such corporation, person or entity and (b) who became Directors at the recommendation of the Directors referred to in (a) above.

9.

The Board of Directors of the corporation, when evaluating any offer of another party to (a) make a tender or exchange offer for any equity security of the corporation, (b) merge or consolidate the corporation with another corporation, (c) purchase or otherwise acquire all or substantially all of the properties and assets of the corporation, or (d) engage in any transaction similar to, or having similar effects as, any of the foregoing transactions, shall, in connection with the exercise of its judgment in determining what is in the best interests of the corporation and its shareholders, give due consideration to all relevant factors, including without limitation the social and economic effects of the proposed transaction on the depositors, employees, suppliers, customers and other constituents of the corporation and its subsidiaries and on the communities in which the corporation and its subsidiaries operate or are located, the business reputation of the other party, and the Board of Directors’ evaluation of the then value of the corporation in a freely negotiated sale and of the future prospects of the corporation as an independent entity.

10.

Each Director and Officer shall be indemnified by the corporation against liabilities, fines, penalties and claims imposed upon or asserted against him (including amounts paid in settlement) by reason of having been such a Director or Officer, whether or not then continuing so to be, and against all expenses (including counsel fees) reasonably incurred by him in connection therewith, to the extent not prohibited by applicable law.  If the determination is to be made by the Board of Directors, it in determining what indemnification is required by the foregoing sentence, the Board of Directors may rely, as to all questions of law, on the advice of independent counsel.  Every reference herein to Director or Officer shall include every Director or Officer or former Director or Officer of the corporation and every person who may have served at its request as a Director or Officer of another corporation in which the corporation owns shares of stock or of which it is a creditor or, in case of non-stock corporation to which the corporation contributes and, in all of such cases, his executors and administrators.  The right of indemnification hereby provided shall not be exclusive of any other rights to which any Director or Officer may be entitled.  In any proceeding brought by a shareholder in the right of the corporation or brought by or on behalf of shareholders of the corporation, the damages assessed against any Officer or Director arising out of a single transaction, occurrence or course of conduct shall not exceed the sum of One Dollar ($1.00), provided, however, that this limitation shall not apply to liability for willful misconduct or a knowing violation of the criminal law or any federal or state securities law, including, without limitation, any claim of unlawful insider trading or manipulation of the market for any security.

11.

The provisions of Sections 7 through 11 of these Articles may not be amended, nor shall any amendment be adopted that is inconsistent with any of the provisions of such Sections 7 through 11 hereof except upon the affirmative vote of the holders of at least 80 percent of the shares of the corporation’s capital stock, issued, outstanding and entitled to vote.

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